Exhibit 99

             RF Monolithics Reports First Quarter Financial Results

        Gross Profit Improves 800 Basis Points Year over Year on Wireless
                                 Solutions Sales

    DALLAS--(BUSINESS WIRE)--Dec. 20, 2006--RF Monolithics, Inc. (Nasdaq:RFMI) today reported sales for the first quarter ended November 30, 2006, of $15.8 million compared to sales of $12.3 million for the first quarter of the prior year. The Company reported a net loss, calculated in accordance with generally accepted accounting principles ("GAAP"), of $335,000 or $0.04 per diluted share compared to a GAAP net loss of $49,000 or $0.01 per diluted share for the prior year's first quarter. Non-GAAP net income for the quarter, which excludes intangible acquisition expenses of $456,000, was $121,000 or $0.01 per diluted share.

    David M. Kirk, President and CEO of RF Monolithics, Inc., commented, "We are very pleased by our gross profit margin of 35 percent for the quarter, which is an 800 basis point improvement over our prior first quarter and almost the same improvement from the previous quarter. Stronger margins of acquired subsidiaries' products and a favorable product mix within the Wireless Components Group contributed to our exceeding gross profit margin guidance. Sales attributed to our Cirronet and Aleier acquisitions collectively accounted for $3 million, or 42 percent, of Wireless Solutions Group sales and approximately 20 percent of our total sales. Record sales of our Virtual Wire(TM) products also helped our Wireless Solutions Group more than double sales compared to the first quarter of last year. Our higher margin components were particularly strong in high-end work stations and optical network applications. Continued softening in the automotive and satellite radio applications resulted in reduced demand for our lower margin components."

    Mr. Kirk further commented, "Our Virtual Wire(TM) products hit a record sales level this quarter, which is attributable to increased sales into industrial applications such as Automated Meter Reading
(AMR) and wireless monitoring and control. These Virtual Wire(TM) sales confirm our solutions strategy, particularly as it applies to industrial sensor networking. Sales into the industrial marketplace, which is a major focus of our Wireless Solutions Group, accounted for 33% of our total sales this quarter.

    "We are confident in our acquisitions and very pleased with their performance this quarter. An example of how our acquisitions are performing is a recently signed contract valued at $750,000 with the City of Los Angeles to implement Aleier's Enterprise Asset Management
(EAM) application as an integral part of the City's new Building Management System. We are even more excited to see considerable interest in our combined hardware/software solutions. Current business and new leads have resulted in discussions with various customers with interest in multiple products and services. These opportunities are largely a byproduct of our ability to cross-sell our products. The sales and margins we achieved, the contracts we have won, as well as the opportunities we are seeing go a long way toward validating our comprehensive wireless solutions strategy.

    "While we had anticipated the strength in the wireless solutions products, our component business is declining more rapidly than we had expected. We believe these divergent trends will continue in our second quarter and we are not discouraged by this. We had identified the potential weaknesses in the components business and have been planning for them. Part of those plans include focusing more of our resources on the wireless solutions business, as evidenced by the recent acquisitions, for the long term viability of the company. Due primarily to market conditions in satellite radio, as well as normal seasonality issues, we expect second quarter sales to be down approximately 20% from our first quarter. Wireless Solutions sales will remain strong despite what we see as a generally flat economic environment and will increase in proportion to the components business. We expect to hold our margins in the 30% to 35% range, despite lower sales and a product mix in components that may not be as favorable as this quarter's. For the second quarter, we expect operating expenses to decline slightly because of the absence of the restructuring charge and reduced sales commission expenses and to have a net loss for the quarter.

    "We understand the dynamics of the tough components market and, responding to the downward trend in demand, we took action during our first quarter to reduce headcount and other expenses related to this business, incurring approximately $236,000 in restructuring expenses. This was not an easy decision, but it was the right decision as we expect to save approximately $1 million this fiscal year. We will continue to look for additional cost reduction opportunities. Also, we will continue to support and execute our wireless solutions strategy. We remain confident in our long range business plan and our ability to be a leading wireless solutions provider."

    Quarter Highlights:

    -- Our gross profit margin of 35.3% is an improvement of 800 basis points over our prior year's first quarter and almost 800 basis points over our previous quarter, and is in line with our target business model.

    -- Sales for the quarter were $15.8 million, setting a company record, with Wireless Solutions products contributing over 45%, in line with our expectations.

    -- Sales of our Virtual Wire(TM) products reached a record level for the quarter at $4 million, due primarily to continuing Automated Meter Reading and medical applications.

    -- We organized our asset management software business as a new subsidiary, Aleier, Inc. This was part of our new product branding campaign aimed at capitalizing on the synergies resulting from our recent acquisitions.

    -- Aleier, Inc. was selected by the City of Los Angeles to implement its EAM application as an important part of the city's new Building Management System. The new system will enable the city to maximize the productive life of its facilities and equipment and improve its efficiency. The contract will be implemented in several phases over a period of 18 months.

    -- Through our acquisition of Cirronet Inc., we acquired an embedded modules business that is very complementary to our own radio product lines. We appointed Robert Gemmell to continue as the President of the Cirronet subsidiary and to serve as one of our executive officers.

    -- Cirronet started to promote and sell its ZigBee(TM)and other modules through our Global distribution channels.

    -- We substantially completed the integration of our Cirronet and Aleier subsidiaries into our major systems, including strategic planning, financial, operations, and sales. We believe the blending of cultures of the three companies is proceeding smoothly as we continue to make progress toward our comprehensive wireless solutions.

    -- We successfully demonstrated our first integrated end-to-end Condition-Based Operations (CBO) platform at the ISA EXPO 2006 this quarter. The demonstration incorporated Aleier's EAM software with a Cirronet ZigBee(TM) module and also with our proprietary VersaMesh(TM) module. The CBO platform is a key component in machine maintenance and monitoring applications and the demonstration was a major milestone in the development of our comprehensive wireless solution.

    --  We put in place a new $15 million credit facility with Wells
        Fargo Bank.

    -- We completed a cost-reduction initiative expected to result in over $1 million in net savings in fiscal 2007 by reducing our work force in our Dallas-based manufacturing facilities by approximately 40 employees. We took this initiative due to lower volume demand for components, particularly in tire pressure monitoring applications, and greater utilization of our contract manufacturers overseas.

    -- Our balance sheet changed significantly this quarter, with ending balances related to our acquisitions of $9.0 million of Goodwill; $11.2 million of Acquisition Intangible Assets; and $10.6 million of debt.



Product Mix for current and comparative quarter sales were:

Wireless Solutions Group    Q1 FY07        Q4 FY06         Q1 FY06
------------------------ ------------- --------------- ---------------

-- Acquired Companies    $3.0 Million    $0.0 Million    $0.0 Million
-- Existing Products
 (Virtual Wire(TM))      $4.2 Million    $3.4 Million    $3.4 Million
                         ------------- --------------- ---------------
      Subtotal           $7.2 Million    $3.4 Million    $3.4 Million


Wireless Components Group
-------------------------
-- Low-power Components  $2.5 Million    $3.7 Million    $3.6 Million
-- Filter Products       $4.4 Million    $6.0 Million    $4.8 Million
-- Frequency Control
 Modules                 $1.7 Million    $1.4 Million    $0.5 Million
                         ------------- --------------- ---------------
      Subtotal           $8.6 Million   $11.1 Million    $8.9 Million
                         ------------- --------------- ---------------

      Total Sales        $15.8 Million  $14.5 Million   $12.3 Million




Market Diversification for current and comparative quarter sales were:

                                     Q1 FY07(a)  Q4 FY06(a) Q1 FY06(a)
                                     ----------- ---------- ----------
-- Automotive                                21%        29%        28%
-- Consumer                                  19%        31%        32%
-- Industrial                                33%        16%        26%
-- Telecom                                   14%        15%         7%
-- Other                                  13%(b)      9%(b)      7%(b)


Geographic Diversification for current and comparative quarter sales were:

                                       Q1 FY07    Q4 FY06    Q1 FY06
                                     ----------- ---------- ----------
-- North America                             54%        44%        46%
-- Europe                                    16%        17%        18%
-- Asia and the rest of the world            30%        39%        36%

(a) Distribution sales are recognized upon shipment. Allocation of distribution sales is estimated based upon point-of-sales information provided by the distributors.

(b) Other includes government and medical applications and those sales through distribution that are not considered material for tracking by application by our distributors.


    Non-GAAP Financial Measures

    We report net income and earnings per share (EPS) on a GAAP basis and non-GAAP basis. We believe that non-GAAP financial measures provide useful supplemental information to investors, offer a better understanding of results of operations as seen through the eyes of management and facilitate financial comparison to results for prior periods. We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results and analyze financial performance without the impact of certain non-cash expenses or unusual items that may obscure trends in our underlying performance. We use these non-GAAP financial measures internally to make strategic decisions, forecast future results and evaluate our financial performance. These non-GAAP financial measures are not in accordance with, or an alternative for, GAAP financial measures and may differ from non-GAAP financial measures used by other companies. The presentation of the additional information should not be considered a substitute for net loss or loss per share in accordance with GAAP. Reconciliation of reported net loss and reported loss per share to non-GAAP net income or loss and non-GAAP income or loss per share respectively are included at the end of this news release.

    About RFM:

    Celebrating over 27 years of providing low-power wireless solutions, RFM, headquartered in Dallas, Texas, is enabling the next generation of wireless applications with a solutions-driven, technology-enabled approach to wireless connectivity. RFM provides the connections to extend the edge of the Internet to communicate with the billions of unconnected machines through a broad range of low-power wireless solutions - from comprehensive industrial wireless sensor networks to high-performance RF components. For more information on RF Monolithics, Inc., please visit the Company's websites at http://www.rfm.com and http://www.wirelessis.com.

    Forward-Looking Statements:

    This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the "Company" or "we") involve risks and uncertainties. Statements containing terms such as "believe", "expect", "plan", "anticipate", "may" or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, future financial and operating results, and benefits of our acquisitions. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the ability to integrate acquisitions as planned, the highly competitive market in which we operate, rapid changes in technologies that may displace products and services sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, and changes in our level of revenue or profitability. as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2006. We do not assume any obligation to update any information contained in this release.

    Management Conference Call:

    RFM will host a Conference Call, open to the public, today at 5:00 p.m. EST. The public will have the opportunity to listen to the Conference Call over the Internet or by dialing a toll-free number. Below is the information you will need:

    Internet Access - RFM at http://www.rfm.com. Click the drop-down menu under "Company" and select the "Investor Relations" section and then click on "WebCast Live." You may also access the Conference Call at http://thomsonfinancial.com. To listen to the live call, please go to the Web site at least 15 minutes early to download and install any necessary audio software. A replay will be available on Thomson/CCBN.

    Telephone Access - The toll-free dial-in number is 1-866-752-1354, ask to be connected to the RF Monolithics Management Conference Call. Please call 10 minutes prior to scheduled start time. After the Conference Call, a replay will be available and can be accessed by dialing 1-800-642-1687. This replay will be active from 7:00 p.m. ET December 20 through January 20, 2007.



                RF Monolithics, Inc. and Subsidiaries
      Unaudited Condensed Consolidated Statements of Operations
               (In Thousands, Except Per Share Amounts)

                                                   Three Months Ended
                                                      November 30,
                                                    2006       2005
                                                  ---------- ---------

Sales                                               $15,803   $12,296
Cost of sales                                        10,226     8,978
                                                  ---------- ---------
      Gross profit                                    5,577     3,318
                                                  ---------- ---------
Research and development                              2,117     1,176
Sales and marketing                                   2,220     1,492
General and administrative                            1,185       750
Restructuring                                           236         0
                                                  ---------- ---------
  Operating expenses                                  5,758     3,418
                                                  ---------- ---------
  Income (loss) from operations                        (181)     (100)
Other income expense, net                              (153)       52
                                                  ---------- ---------
  Income (loss) before income taxes                    (334)      (48)
Income tax expense                                        1         1
                                                  ---------- ---------
  Net income (loss)                                   $(335)     $(49)
                                                  ========== =========
Earnings (loss) per share:
      Basic                                          $(0.04)   $(0.01)
                                                  ========== =========
      Diluted                                        $(0.04)   $(0.01)
                                                  ========== =========
Weighted average common shares outstanding:
      Basic                                           8,813     7,949
                                                  ========== =========
      Diluted                                         8,813     7,949
                                                  ========== =========




                RF Monolithics, Inc. and Subsidiaries
       Unaudited Reconciliation of GAAP to Non-GAAP Net Income
               (In Thousands, Except Per Share Amounts)

                                                  Three Months Ended
                                                     November 30,
                                                   2006       2005
                                                 ---------- ----------
Reconciliation of GAAP to Non-GAAP net loss and
 net loss per share:
  GAAP net loss                                      $(335)      $(49)
  Add intangible acquisition expense -Cost of
   Sales                                                96          0
                    -Operating Expense                 360          0
                                                 ---------- ----------
        Subtotal intangible acquisition expense        456          0
                                                 ---------- ----------
      Non-GAAP net income (loss)                      $121       $(49)
                                                 ========== ==========

      GAAP net loss per share                       $(0.04)    $(0.01)
                                                 ========== ==========

      Non-GAAP basic net income (loss) per share     $0.01     $(0.01)
                                                 ========== ==========

Weighted average common shares outstanding:
      Basic                                          8,813      7,949
                                                 ========== ==========
      Diluted                                        9,948      7,949
                                                 ========== ==========




                         RF Monolithics, Inc.
           Unaudited Condensed Consolidated Balance Sheets
                            (In Thousands)

                                     November 30,       August 31,
                                         2006              2006
                                   ----------------- -----------------
                                      (Unaudited)
ASSETS
Cash and cash equivalents                    $1,750            $5,847
Accounts receivable - net                     9,367             7,669
Inventory - net                              12,265             9,118

Other current assets                            462               447
                                   ----------------- -----------------
  Total current assets                       23,844            23,081
Property and equipment - net                  6,466             6,275
Goodwill                                      8,984                 0

Acquisition intangible assets, net           11,216                 0

Other assets - net                              896             1,044
                                   ----------------- -----------------
  Total                                     $51,406           $30,400
                                   ================= =================
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities                         $10,922            $5,513
Other liabilities                             6,316               111
                                   ----------------- -----------------
  Total liabilities                          17,238             5,624
Stockholders' equity                         34,168            24,776
                                   ----------------- -----------------
  Total                                     $51,406           $30,400
                                   ================= =================

    CONTACT: PR Financial Marketing, LLC
             Jim Blackman, 713-256-0369
             jimblackman@prfinancialmarketing.com
             or
             RF Monolithics, Inc.
             Carol Bivings, 972-448-3767
             Director IR
             bivings@rfm.com